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                                                                   Exhibit  23.1



We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related related Prospectus of The Black & Decker Corporation for the registration of The Black & Decker Corporation 7.125% Senior Notes due June 1, 2011 and to the incorporation by reference therein of our report dated January 25, 2001, with respect to the consolidated financial statements and schedule of The Black & Decker Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.


                                       /s/ ERNST & YOUNG LLP

Baltimore, Maryland
July 2, 2001